Exhibit 99.9

Consent to be Named as a Director Nominee

In connection with the filing by Thunder Bridge Acquisition, Ltd. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Thunder Bridge Acquisition, Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 19, 2019	/s/ Paul R. Garcia
Name: Paul R. Garcia